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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


               THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of November __, 1994, by and between PHASE METRICS, INC., a California corporation (the "Company"), and John F. Schaefer ("Executive").

                                 R E C I T A L S

               A. Concurrently herewith, the Company and Executive, among others, are entering into that certain Securities Purchase Agreement dated November __, 1994 (the "Purchase Agreement").

               B. Contingent upon the closing of the transactions contemplated by the Purchase Agreement (the "Purchase Closing"), the Company and Executive desire to enter into this Agreement, which shall govern the terms and conditions of Company's employment of Executive.

               NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

        1. Contingent Agreement. This Agreement shall be effective only upon the occurrence of the Purchase Closing. Nothing contained herein shall be construed to require, commit or otherwise obligate any of the parties hereto to enter into or consummate the transactions contemplated by the Purchase Agreement or the Purchase Closing. In the event the Purchase Closing shall not occur, this Agreement shall be of no force or effect, and neither party hereto shall have any liability or obligation hereunder or in any way relating hereto.

        2. Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company. Subject to the provisions of Sections 7, 8 and 9 hereof, this Agreement shall be terminable at will by either party hereto upon 30-days written notice to the other party. The period from the date hereof until the date of such termination is sometimes referred to herein as the "Term."

        3.     Duties and Authority.

               (a) During the entire Term, Executive shall perform the duties and have the authority of Chief Executive Officer and Chairman of the Board of the Company. Subject to the direction of the Company's Board of Directors (the "Board"), Executive shall have, among other things (along with Arthur Cormier ("Cormier") with respect to significant matters), full authority over all departments, officers, employees and agents of the Company. Subject to the direction of the Board, in the performance of Executive's duties, Executive shall have (along with Cormier with respect to significant matters) full and complete authority and discretion (in the same manner as heretofore exercised by Executive) to take all



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action Executive deems appropriate to operate, manage and develop the business of the Company. Subject to the terms of the Voting Agreement bearing even date herewith between Executive and Cormier, the Board shall resolve any disagreement between Executive and Cormier with respect to any of the foregoing business operations.

               (b) During the term of his employment hereunder, Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

        4.     Compensation.

               4.1 Salary. For Executive's services rendered hereunder, the Company shall pay Executive an annual salary of Three Hundred Thousand Dollars ($300,000) ("Executive's Salary"). Executive's Salary shall be payable in equal installments in conformity with the Company's normal payroll period. Executive's Salary shall be reviewed by the Board from time to time at its discretion but not less often than annually, and Executive shall receive such salary increases (but not decreases) as the Board, in its sole discretion, shall determine, taking into consideration Executive's performance and the overall performance of the Company; provided, however, that until the occurrence of a public offering under the Securities Act of 1933, as amended, of any of the Company's capital stock (a "Company IPO"), Executive's Salary shall not be less than that of Cormier. Immediately after the execution of this Agreement, the Company shall pay to Executive in a lump sum salary from August 1, 1994 to the date hereof at the rate set forth in this Section 4.1.

               4.2 Annual Bonus. With respect to the Company's 1994 and 1995 fiscal years, Executive shall not be entitled to any bonus. With respect to each fiscal year thereafter during the Term, in addition to Executive's Salary, Executive shall be eligible to receive an annual bonus from the Company in accordance with a bonus plan for the Company's officers which shall be implemented by the Company. Each such bonus, if any, shall be payable to Executive no later than 45 days after the end of the applicable fiscal year. Unless Executive is terminated for Cause (as defined herein) or Executive terminates his employment without Good Reason (as defined herein), in which case Executive shall not be eligible for any bonus in respect of the fiscal year of termination, for each fiscal year during which Executive is employed hereunder for fewer than twelve (12) months, Executive shall receive a pro rata portion of the annual bonus, if any, which he would otherwise have received for such full fiscal year. For the period of time during which both Executive and Cormier are employed by the Company, unless an IPO has occurred, all bonuses to Executive and Cormier shall be in equal amounts.


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        5.     Executive Benefits.

               Executive shall be entitled to the following benefits, which benefits shall be, until the occurrence of a Company IPO, individually and in the aggregate, of no less value than the benefits provided to Cormier:

               5.1 Vacation. Executive shall be entitled to four (4) weeks paid vacation during each year of the Term. Vacation which is not taken during any respective year shall be accrued and carried forward to the following year of the Term, provided, (a) in no event shall Executive be entitled to carry over more than eight (8) weeks vacation from one year to the next year and (b) Executive shall not be permitted to take more than three (3) consecutive weeks of vacation without the prior consent of the Board.

               5.2 Automobile. During the Term, the Company shall provide Executive, for Executive's sole use, an automobile reasonably satisfactory to Executive and the Company or, in lieu thereof, an automobile allowance in accordance with Company policy. The Company shall pay all operating expenses of any nature whatsoever with regard to such automobile and shall procure and maintain in force insurance coverage on such automobile.

               5.3 Group Benefits. Executive shall be entitled to participate in any group life, health, accident, disability or other insurance programs, deferred compensation, profit sharing and pension programs and any other fringe benefits as the Company may from time to time generally make available to executives of similar status.

               5.4 Life Insurance. Subject to the approval of the Board, during the Term the Company shall pay up to $5,000 each year of the Term of premiums due annually on a policy of term life insurance on the life of Executive in the face amount of Two Million Dollars ($2,000,000) (the "Policy"), the proceeds of which will be payable to the beneficiary or beneficiaries designated by Executive.

        6. Business Expenses and ReimburSement. Provided Executive provides proper documentation of such expenses, Executive shall be entitled to reimbursement by the Company for any and all ordinary and reasonable business expenses incurred by Executive in the performance of Executive's duties for and on behalf of the Company during the Term, including, but not limited to, the cost of entertainment, meals, travel expenses, conventions, meetings and seminars. Immediately after execution of this Agreement, the Company shall reimburse Executive an amount equal to $17,000, representing business expenses incurred by Executive for the benefit of the Company up to the date hereof.

        7. Death or Disability of Executive. Executive's employment shall be terminated upon his death. In the event Executive's inability to perform his services hereunder by reason of Disability (as defined below) occurring during the Term, the Company may terminate Executive's employment. In the event of Executive's termination due to Disability, Executive shall nevertheless be entitled to receive Executive's Salary and benefits as provided for herein for a period of one year after the occurrence of such Disability; provided,


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however, that if Executive has commenced receiving disability insurance benefits referenced in Section 5.3 hereof, the Company's obligation to pay Executive's Salary shall be reduced by the amount of the benefits received. "Disability" shall mean that Executive has been mentally or physically impaired in a manner rendering Executive unable to perform the duties of his usual employment for a period of six (6) consecutive months or for an aggregate of six (6) months in any eighteen (18) month period, all as attested to by a qualified medical doctor.

        8.     Termination for Cause; Termination for Good Reason.

               8.1 Termination for Cause. Except as provided below, the Company shall have the right during the Term, at its election, to terminate Executive's employment upon written notice (which shall specify the grounds for such termination) for any of the following reasons, which shall constitute "Cause":

                             (a) Executive's willful and continued failure
substantially to perform Executive's services as provided herein (other than Executive's actual or anticipated failure to perform resulting from termination of this Agreement by Executive by reason of the Company's material breach of this Agreement);

                             (b) Executive's commission of an act of fraud upon
the Company;

                             (c) Conviction of Executive of a felony;

                             (d) Executive's willful dishonesty in the
performance of his duties hereunder;

                             (e) Any material breach by Executive of Section
10.1 hereof or any breach of Sections 10.2 or 10.3 hereof; or

                             (f) Any other act or omission constituting material
misconduct which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;

provided, however, that the Company shall not have the right to terminate Executive's employment under subsection (a) above until after (i) written notice by the Board to Executive identifying, with a reasonable degree of specificity, the basis for the Board's belief that Executive has willfully and continuously refused to perform his duties hereunder, and (ii) Executive has failed, within ten (10) days after such notice was received, to correct his performance provided that, in the event of such failure substantially to perform hereunder, there shall be no cure in the event of any subsequent willful and continued failure substantially to perform hereunder of a similar nature.


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        8.2    Payment Upon Termination For Cause. In the event of Executive's termination for Cause by the Company or termination by the Executive without Good Reason (as hereinafter defined), the Company shall only be obligated to pay Executive (i) any of Executive's Salary due and owing to Executive for the period through the effective date of such termination and (ii) benefits vested under any applicable pension or other employee benefit plans.

        8.3    Termination for Good Reason.

               (a) Good Reason. Executive may unilaterally terminate his employment under this Agreement immediately upon "written notice to the Company and for ninety (90) days thereafter if (i) the Company fails to pay Executive any material amounts owed to Executive and such failure to pay continues for thirty (30) days following written notice from Executive to the Company of such failure to pay, or (ii) Executive is required to relocate his principal place of employment outside of a radius of fifty (50) miles from present place of employment, or (iii) without Executive's written consent, there is any material adverse change in Executive's duties, position, authority or responsibility under this Agreement, including without limitation the assignment of any duties which would constitute a material reduction in the importance of Executive's position. authority or responsibilities provided, however, that Executive shall not be able to terminate his employment under subsection (iii) above until after
(i) written notice by Executive to the Company identifying, with a reasonable degree of specificity, the basis for Executive's belief that the Company has materially adversely changed Executive's duties, position, authority or responsibility under this Agreement, and (ii) the Company has failed, within ten
(10) days after such notice was received, to correct the material adverse change; provided that, in the event of such material adverse change, there shall be no opportunity to cure in the event of any subsequent material adverse change hereunder of a similar nature. Any such termination by Executive shall be deemed a termination with "Good Reason."

        9. Payment Upon Termination Other Than For Cause. In the event that this Agreement or Executive's employment under this Agreement is terminated for any reason other than for Cause, death or Disability (including without limitation, in the event Executive terminates this Agreement for Good Reason), the following shall apply:

               9.1 Accrued Salary and Benefits. The Company shall pay Executive
(a) the amounts payable under clauses (i) and (ii) of Section 8.2 hereof, and
(b) all vested, accrued and unused vacation time existing as of the effective date of such termination as reflected in the Company's personnel records; provided such amount does not exceed an amount equal to (i) the amount of vacation remaining for such year and (ii) the maximum amount of vacation which may be carried forward under Section 5.1 of this Agreement. Payment for such vacation time shall be at a rate equal to Executive's Salary.

               9.2 Severance. Subject to Executive's continued compliance with
Article 10, the Company shall continue to pay Executive's Salary and provide the benefits set forth in Sections 5.2 and 5.3 of this Agreement, (i) if such termination occurs prior to the first


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anniversary of the date hereof, for the period of time up to the second anniversary of the date hereof, or (ii) if such termination occurs after the first anniversary of the date hereof, for a period of one year after the effective date of such termination, all without any offset for any amounts or benefits received by Executive from any third parties, including without limitation, subsequent employers of Executive.

               9.3 Board Position. To the extent provided in that certain Securityholders Agreement dated November 1994 by and among the Company, Executive and certain other parties (the "Securityholders Agreement"), Executive shall be entitled to retain his position as a member of the Board, provided that Executive shall not receive any compensation hereunder for so serving on the Board (but Executive shall be entitled to reimbursement for his reasonable expenses in attending Board Meetings).

        10. Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

               10.1 Confidentiality. During the term of his employment and thereafter, Executive shall keep in confidence and shall not use for the benefit of any person or entity other than the Company, or divulge to others, any secret or confidential information, knowledge, data, ideas or plans of the Company gained in his capacity as an employee, officer or director of the Company, unless authorized by the Company in writing.

               10.2 Covenant Not to Compete. During the Term, employee shall not compete, directly or indirectly, with the Company. In the event that (a) (i) Company terminates this Agreement for Cause, or (ii) Executive terminates this Agreement for any reason other than Good Reason, then Executive agrees that for a period of two (2) years following the date of any such termination, and (b) Executive's employment terminates for any other reason, then Executive agrees that for so long as he shall be receiving compensation pursuant to Section 9.2, Executive shall not (a) compete, directly or indirectly, with the business of the Company as conducted by it on the date of such competition in such county or counties within the United States where such business shall then be conducted or
(b) in any line of business, market or geographic area in which the Company has plans to expand on the date of such termination. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 10.2.

               10.3 Covenant Not to Solicit Employees. Except with the prior consent of the Company, both during the term of his employment and for the period of two years thereafter, Executive will not directly or indirectly induce any employees of the Company or any of its affiliates to engage in any activity in which Executive is prohibited from engaging by Paragraphs 10.1 and 10.2 above or to terminate such employee's employment with the Company or any of affiliates, and will not directly or indirectly employ or offer employment


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to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months.

               10.4 Enforceability of Non-Compete. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Article 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of.the other restrictions contained herein.

        11. Miscellaneous.

               11.1 Notice. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing delivered personally, by overnight courier, by facsimile or registered or certified mail, addressed as follows:

               Company:     Phase Metrics
                            3978 Sorrento Valley Boulevard
                            San Diego, CA 92121
                            Facsimile: (619) 552-1132

               Executive:   John Schaefer
                            1509 Dolphin Terrace
                            Corona Del Mar, CA 92625
                            Facsimile: (714) 760-1222

or to such other address as may be designated in writing or as otherwise provided in this Agreement. Each such notice shall be deemed given (i) if by hand, when personally delivered during normal working hours, (ii) if by overnight courier, on the next business day following deposit by the sender with such courier, (iii) if by telecopy, upon transmission during normal working hours and receipt by the sender of a transmission confirmation, and (iv) if by mail, on a date which is four (4) days after it is mailed in any post office or branch post office regularly maintained by the United States Postal Service (registered or certified, with postage prepaid and properly addressed).

               11.2 Construction. This Agreement and the performance hereof shall be governed, interpreted, construed and regulated by the laws of the State of California without giving effect to the conflicts of law provisions thereof.


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               11.3 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

               11.4 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

               11.4 Entire Agreement. This Agreement, the Purchase Agreement and the Securityholders Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter set forth herein, and supersede all prior agreements, arrangements and understandings related to such subject matter. This Agreement may not be amended except in a writing signed by both of the parties hereto.

               11.5 Attorney's Fees. In the event of any proceeding between the parties hereto with respect to any dispute arising under this Agreement, the prevailing party shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys' fees and expenses.

               11.7 Assignment; No Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective executors, administrators, personal representatives, heirs, successors and permitted assigns. Except as provided in this Section, this Agreement shall not create, and shall not be construed as creating, any rights or benefits in favor of, or enforceable by, any person or entity other than the Company and the Executive.




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                         [SCHAEFER EMPLOYMENT AGREEMENT]

               IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

                                 "Company"

                                 Phase Metrics,
                                 a California corporation


                                 By:
                                 Title:


                                 "Executive"


                                 /s/ John F.  Schaefer
                                 -----------------------------------------------
                                 JOHN F.  SCHAEFER


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